     As filed with the Securities and Exchange Commission on May 21, 2001
                                                    Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                --------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------
                            Berkshire Hathaway Inc.
            (Exact name of registrant as specified in its charter)

                                --------------

                   Delaware                                      47-0813844
        (State or Other Jurisdiction                          (I.R.S. Employer
      of Incorporation or Organization)                     Identification No.)

                               1440 Kiewit Plaza
                             Omaha, Nebraska 68131
                                (402) 346-1400
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

                                --------------
                                Marc D. Hamburg
                            Berkshire Hathaway Inc.
                               1440 Kiewit Plaza
                             Omaha, Nebraska 68131
                                (402) 346-1400
           (Name, Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent For Service)

                                --------------
                                  Copies To:

              R. Gregory Morgan                                John W. White
         Munger, Tolles & Olson LLP                       Cravath, Swaine & Moore
           355 South Grand Avenue                             Worldwide Plaza
        Los Angeles, California 90071                        825 Eighth Avenue
               (213) 683-9100                          New York, New York 10019-7475
                                                               (212) 474-1000

                                --------------
   Approximate date of commencement of the proposed sale to public: From time to time after the effective date of this Registration Statement as determined by Berkshire Hathaway Inc. on the basis of market conditions and other factors.
   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                                --------------
                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
                                                              Proposed    Proposed
                                                   Maximum     Maximum    Maximum
                                                    Amount    Offering   Aggregate    Amount of
       Title of each Class of Securities            to be     Price per   Offering   Registration
                to be Registered                  Registered   Unit(1)     Price         Fee
-------------------------------------------------------------------------------------------------
Debt Securities................................  $700,000,000  various  $700,000,000   $175,000
-------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee. Any offering of debt securities denominated in any foreign currency or foreign currency units will be treated as the equivalent in U.S. dollars based on the exchange rate applicable to the purchase of such debt securities from the Registrant.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. These securities may not be sold until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer to sell nor does it seek an offer to   +
+buy these securities in any jurisdiction where the offer or sale is not       +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                    SUBJECT TO COMPLETION, DATED      , 2001

PROSPECTUS

                            BERKSHIRE HATHAWAY INC.

                                Debt Securities

                                 -------------

  From time to time, we may sell debt securities in one or more series. The total amount of these securities will have an initial aggregate offering price of up to $700,000,000, or the equivalent amount in other currencies, currency units or composite currencies, although we may increase this amount in the future.

  We may offer and sell these securities to or through one or more underwriters, dealers and agents or directly to purchasers, on a continuous or delayed basis.

  This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus. Our net proceeds from any such sale will also be described in the applicable prospectus supplement.

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                  The date of this prospectus is      , 2001.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Where You Can Find More Information........................................   3
About this Prospectus......................................................   3
Berkshire Hathaway Inc.....................................................   4
Use of Proceeds............................................................   5
Ratio of Consolidated Earnings to Consolidated Fixed Charges...............   5
Description of Debt Securities We May Offer................................   6
Plan of Distribution.......................................................  13
Legal Matters..............................................................  14
Experts....................................................................  14

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any public offering document we file without charge at the SEC's Public Reference Rooms at:

   Public Reference Room    Northeast Regional Office   Midwest Regional Office
   450 Fifth Street, N.W      7 World Trade Center      500 West Madison Street
         Room 1024                 Suite 1300                 Suite 1400
   Washington, D.C. 20549   New York, New York 10048    Chicago, Illinois 60661

   You can also request copies of all, or any portion, of these documents by writing to the Public Reference Section of the SEC at 450 Fifth Street, Washington, D.C. 20549 and paying certain prescribed fees. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Additionally, these documents are available to the public from the SEC's web site at http://www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the Commission will update and supercede this information. We incorporate the following documents which we have filed with the Commission and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until the offering is completed:

     (i) our Annual Report on Form 10-K for the year ended December 31, 2000;

     (ii) our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001; and

     (iii) our Current Report on Form 8-K filed on February 26, 2001.

   You may request a copy of any or all of the information that has been incorporated by reference in the prospectus, except exhibits that are not specifically incorporated by reference, by writing us at the following address:

                            Berkshire Hathaway Inc.
                           Attention: Jerry W. Hufton
                               1440 Kiewit Plaza
                             Omaha, Nebraska 68131

   Telephone requests for such copies should be directed to Jerry W. Hufton at
(402) 346-1400.

                             ABOUT THIS PROSPECTUS

   We have filed with the SEC a registration statement on Form S-3 covering the securities described in this prospectus and any accompanying prospectus supplement. For further information about us and those securities, you should refer to our registration statement and its exhibits. We have summarized some of the key provisions of contracts and other documents that we refer to in this prospectus. Because a summary may not contain all of the information that may be important to you, you should review the full text of the relevant document. We have included copies of these documents as exhibits to our registration statement.

   You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement or any pricing supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

   You should not assume that the information in this prospectus and any accompanying prospectus supplement is accurate as of any date other than the date on the front of these documents, regardless of the time of delivery of this prospectus and the accompanying prospectus supplement.

                            BERKSHIRE HATHAWAY INC.

   We are a holding company owning subsidiaries engaged in a number of diverse businesses. Our most important business is the property and casualty insurance business, which is conducted on both a direct and reinsurance basis through a number of subsidiaries. Included in this group of subsidiaries is GEICO Corporation, the sixth largest auto insurer in the United States, and General Re Corporation, one of the four largest reinsurers in the world.

   The investment portfolios of our insurance subsidiaries include meaningful equity ownership percentages of other publicly traded companies. Investments with a market value exceeding $1.0 billion at the end of 2000 include: The American Express Company, The Coca-Cola Company, The Gillette Company, The Washington Post Company and Wells Fargo & Company. Much information about these publicly owned companies is available, including information released from time to time by the companies themselves.

   Our non-insurance subsidiaries conduct a variety of business activities, including:

  . the publication of a daily and Sunday newspaper in Western New York
    (Buffalo News)

  . the manufacture and sale of boxed chocolates and other confectionery products (See's Candies)

  . diversified manufacturing and distribution of commercial and industrial products (Scott Fetzer, whose principal products are sold under the Kirby and Campbell Hausfeld brand names)

  . the retail sale of home furnishings (Nebraska Furniture Mart, R.C. Willey
    Home Furnishings, Star Furniture and Jordan's Furniture)

  . the manufacture, import and distribution of footwear (H.H. Brown Shoe
    Company, Lowell Shoe, Inc., Dexter Shoe Company and Justin Brands)

  . the retail sale of fine jewelry (Borsheim's, Helzberg's and Ben Bridge)

  . the training of aircraft and ship operators throughout the world
    (FlightSafety International)

  . the providing of fractional ownership programs for general aviation aircraft (Executive Jet)

  . the licensing and servicing of almost 6,000 Dairy Queen stores (Dairy
    Queen)

  . the rental of furniture and accessories (CORT Furniture Rental)

  . the manufacture of face brick and concrete masonry products (Acme
    Building Brands)

  . the manufacture and retail sale of industrial and architectural coatings
    (Benjamin Moore)

  . the design and manufacture of residential and commercial carpet (Shaw
    Industries)

  . the manufacture of insulation and building products (Johns Manville)

   Operating decisions for the various businesses are made by the managers of the business units. Investment decisions and all other capital allocation decisions are made by Warren E. Buffett, in consultation with Charles T. Munger. Mr. Buffett is chairman and Mr. Munger is vice chairman of our board of directors.

   Our executive offices are located at 1440 Kiewit Plaza, Omaha, Nebraska 68131, and our telephone number is (402) 346-1400.

                                USE OF PROCEEDS

   Except as otherwise set forth in a prospectus supplement, we intend to use the net proceeds from the sales of debt securities to repay outstanding indebtedness of two of our indirect wholly owned subsidiaries. Approximately $600 million of the proceeds will be used to repay short term commercial paper obligations of Executive Jet, Inc. and $100 million will be used to repay, at maturity, $100 million of Scott Fetzer Financial Group's 6 3/4% Notes due August 31, 2001.

                         RATIO OF CONSOLIDATED EARNINGS
                         TO CONSOLIDATED FIXED CHARGES

   The following table sets forth our ratio of consolidated earnings to consolidated fixed charges for the three months ended March 31, 2001 and for each of the five years in the period ended on December 31, 2000.

                                   Three
                                  Months
                                   Ended        Year Ended December 31,
                                 March 31, ----------------------------------
                                   2001     2000   1999   1998   1997   1996
                                 --------- ------ ------ ------ ------ ------
   Earnings available for fixed
    charges.....................  $  992   $5,686 $2,637 $4,456 $2,968 $3,830
   Fixed charges*...............  $   82   $  204 $  187 $  142 $  141 $  124
   Ratio of earnings to fixed
    charges*....................  12.10x   27.87x 14.10x 31.38x 21.05x 30.89x

--------
* Excludes fixed charges of financial and financial products businesses

   Earnings available for fixed charges consist of net earnings, income taxes, minority interest and fixed charges reduced by our recorded income from equity investees. Fixed charges consist of interest on indebtedness, amortization of debt discount and expense and the portion of rentals representing interest. Earnings include significant amounts of realized investment gains. Excluding realized investment gains, the ratios of earnings available for fixed charges to fixed charges are: 1996--10.85x; 1997--13.21x; 1998--14.37x; 1999--6.80x;
2000--8.49x; and for the three months ended March 31, 2000--9.15x.

                  DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

   The following description of the terms of the debt securities includes certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of any debt securities and the extent to which these general provisions will apply to those debt securities will be described in the prospectus supplement relating to those debt securities.

   We may issue debt securities from time to time in series under an indenture between us and Bank One Trust Company, N.A., as Trustee. The following summaries of certain provisions of the indenture do not purport to be complete and are qualified in their entirety by references to the provisions of the indenture. Since this is only a summary, it does not contain all of the information which may be important to you. A copy of the entire indenture is an exhibit to the registration statement of which this prospectus is a part. Wherever we use defined terms that are not defined below, those terms shall have the meanings assigned to them in the indenture. We are incorporating those defined terms herein by reference. If we issue subordinated debt, it may be issued either under the same indenture as for senior debt or another indenture in substantially the same form.

General

   The indenture does not limit the amount of debt securities that we may issue. The indenture provides that debt securities may be issued up to the principal amount which we authorize from time to time. We may reopen a previously issued series of debt securities and issue additional debt securities of that series without the consent of the holders of debt securities of that particular series.

   The indenture allows us to issue debt securities in one or more separate series. The prospectus supplement relating to any particular series of debt securities that we offer will describe the specific amounts, prices and terms of those debt securities. These terms may include:

  . the designation, issue date, currency or currency unit of payment, if other than United States dollars, and authorized denominations of the debt securities, if other than US$1,000 and integral multiples;

  . the aggregate principal amount offered and any limit on any future issues of additional debt of the same series;

  . the date or dates on which the series of debt securities will mature, which may be fixed or extendible;

  . any interest rate or rates, or the method of determining those rates;

  . the dates on which any interest will be payable;

  . if the debt securities are to be subordinated in right of payment to any other securities, the terms of subordination;

  . the terms of any mandatory or optional redemption, including any sinking, purchase or analogous fund, and any purchase at the option of Holders, including whether any such purchase may be paid in cash, common stock or other securities or property;

  . the terms of any mandatory or optional conversion or exchange provisions;

  . whether debt securities of the series are to be issued in the form of global securities and, if so, the identity of the depositary with respect to such global securities; and

  . any other specific terms.

   Unless we set forth or specify otherwise in the prospectus supplement:

  . interest on outstanding debt securities will be paid to Holders of record on the date which is 15 days prior to the date such interest is to be paid;

  . the principal amount of the debt securities will be payable at the corporate trust office of the Trustee in Chicago, Illinois;

  . the debt securities may be presented for transfer or exchange at the corporate trust office of the Trustee, subject to the limitations provided in the indenture, without any service charge, but we may require payment of a sum sufficient to cover any tax or other governmental charges payable in connection with transfer or exchange.

   Debt securities may be issued under the indenture as Original Issue Discount Securities to be offered and sold at a substantial discount below their stated principal amount and which may bear no interest or interest at a rate which is below the market rate. Federal income tax consequences and other special considerations applicable to any Original Issue Discount Securities will be described in the prospectus supplement relating to those securities. "Original Issue Discount Securities" means debt securities that provide for an amount less than their principal amount to be due and payable upon a declaration of acceleration of their maturity upon the occurrence of an event of default and its continuation.

Ranking

   We may issue debt securities that are either senior or subordinated in right of payment to other securities. If we issue subordinated debt securities, the terms of subordination will be set forth in the related prospectus supplement.

   We are a holding company and our principal source of cash is dividends from our subsidiaries. Applicable state insurance laws restrict the amount of cash dividends and other distributions certain of our subsidiaries may pay. We describe these restrictions in general terms in the notes to our financial statements included in our Report on Form 10-K incorporated by reference in this prospectus. See "Where You Can Find More Information". Also, because we are a holding company, our rights and the rights of our creditors, including the holders of our debt securities, and our shareholders to participate in any distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization or otherwise is subject to the prior claims of the subsidiary's creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary. As of March 31, 2001, our subsidiaries had approximately $86.9 billion of total indebtedness and other liabilities, while we had $40.0 million of total indebtedness. The indenture does not limit our ability or the ability of any of our subsidiaries to incur additional indebtedness, including secured indebtedness.

Mergers and Similar Transactions

   We are generally permitted to merge or consolidate with another corporation or other entity. We are also permitted to sell our assets substantially as an entirety to another corporation or other entity. With regard to any series of debt securities, however, the indenture prohibits us from taking any of these actions unless all the following conditions are met:

  . if we consolidate with or merge into another corporation or convey or transfer our properties and assets substantially as an entirety to any person, the successor assumes our obligations under the debt securities;

  . immediately after the transaction, no event of default occurs and continues; and

  . we meet other conditions specified in the indenture.

   If the conditions described above are satisfied with respect to the debt securities, we will not need to obtain the approval of the holders of those debt securities in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell our assets substantially as an entirety to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control of our company but in which we do not merge or consolidate and any transaction in which we sell less than substantially all our assets. Also, if we merge, consolidate or sell our assets substantially as an entirety and the successor is a non-U.S. entity, neither we nor any successor would have any obligation to compensate you for any resulting adverse tax consequences relating to your debt securities.

   Upon any consolidation or merger, or any conveyance or transfer of the properties and assets of our company, substantially as an entirety as set forth above, the successor Person formed by such consolidation or into which our company is merged or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of our company under the indenture with the same effect as if the successor had been named as our company in the indenture. In the event of any conveyance or transfer, we, as the predecessor, shall be discharged from all obligations and covenants under the indenture and the debt securities and may be dissolved, wound up or liquidated.

   Other than the restrictions in the indenture relating to mergers and similar transactions described above, the indenture and the debt securities do not contain any covenants or other provisions designed to afford Holders of debt securities protection in the event of a recapitalization or highly leveraged transaction involving our company. Any additional covenants of our company pertaining to a series of debt securities will be set forth in a prospectus supplement relating to that series of debt securities.

Certain Definitions

   The following are some of the terms defined in the indenture:

   "Consolidated Subsidiary" means as at any date, or for any period, any subsidiary the accounts of which are consolidated with those of Berkshire Hathaway in accordance with generally accepted accounting principles in our consolidated financial statements as of such date or for such period.

   "Holder" means a Person in whose name a security is registered in the Security Register.

   "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

   "Security Register" means the register or registers we shall keep or cause to be kept, in which we shall provide for the registration of securities, or of securities of a particular series, and of transfers of securities or of securities of such series.

   "Subsidiary" means, with respect to any Person, any corporation more than 50% of the voting stock of which is owned directly or indirectly by such Person.

   "U.S. Government Obligation" means:

     (1) any security which is either:

      . a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or

      . an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America and which, in either case, is not callable or redeemable at the option of the issuer thereof, and

     (2) any depositary receipt issued by a bank, as defined in Section 3(a)(2) of the Securities Act of 1933, as amended, as custodian with respect to any U.S. Government Obligation specified in clause (1) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation which is specified in clause (1) above and so held by such bank, provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt.

Defeasance and Covenant Defeasance

   Unless we say otherwise in the applicable prospectus supplement, the provisions for full defeasance and covenant defeasance described below apply to each series of debt security that we issue.

   Full Defeasance. If we establish a trust and deliver to the Trustee a legal opinion of our counsel, as described below, the indenture allows us to legally release ourselves from all payment and other obligations on any debt securities. This is called full defeasance. For us to do so, each of the following must occur:

  . We must deposit in trust for the benefit of the Holders of those debt securities a combination of cash and/or U.S. Government Obligations that will generate enough cash to make interest, principal and any other payments on those debt securities on their various due dates; and

  . We must deliver to the Trustee a legal opinion of our counsel that there has been a change in current U.S. federal tax law or an Internal Revenue Service ruling that lets us make the above deposit without causing the Holders to be taxed on those debt securities any differently than if we did not make the deposit and repaid those debt securities as originally scheduled. Under current federal tax law, the deposit and our legal release from your debt security would be treated as though we took back your debt security and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on your debt security.

   If we ever fully defeased your debt security, you would have to rely solely on the trust deposit for payments on your debt security. You would not be able to look to us for payment in the event of any shortfall.

   Covenant Defeasance. The indenture allows us to make the same type of deposit described above and be released from all restrictive covenants relating to any debt securities. This is called covenant defeasance. In that event, you would lose the protection of those restrictive covenants. In order to achieve covenant defeasance for any debt securities, we must do both of the following:

  . We must deposit in trust for the benefit of the Holders of those debt securities a combination of cash and/or U.S. Government Obligations that will generate enough cash to make interest, principal and any other payments on those debt securities on their various due dates; and

  . We must deliver to the Trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing the Holders to be taxed on those debt securities any differently than if we did not make the deposit and repaid those debt securities as originally scheduled.

   If we accomplish covenant defeasance with regard to your debt security, the following provisions of the indenture and your debt security would no longer apply:

  . our covenant described in "Mergers and Similar Transactions" above;

  . any additional covenants that a prospectus supplement may state are applicable to your debt security; and

  . the events of default resulting from a breach of covenants, described below under "Events of Default, Notice and Waiver."

   If we accomplish covenant defeasance with regard to your debt security, you can still look to us for repayment of your debt security in the event of any shortfall in the trust deposit. You should note, however, that if one of the remaining events of default occurred, such as our bankruptcy, and your debt security became immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Events of Default, Notice and Waiver

   The indenture provides that, if an Event of Default with respect to any series of debt securities has happened and is continuing, either the Trustee or the Holders of 25% in aggregate principal amount of the outstanding debt securities of the series (or 25% in aggregate principal amount of all outstanding debt securities under the indenture, in the case of certain Events of Default affecting all series of debt securities under the indenture), may declare the principal of all the debt securities of the series to be due and payable immediately.

   The indenture defines "Events of Default" in respect of any series of debt securities as any:

  . default for thirty (30) days in payment of any interest installment or the deposit of any sinking fund payment with respect to the series;

  . default in payment of principal of, or premium, if any, on debt securities of the series when due at their stated maturity;

  . default for sixty (60) days after notice to us by the Trustee or by Holders of 10% in aggregate principal amount of the outstanding debt securities of the series in the performance of any covenant pertaining to debt securities of the series;

  . failure to pay when due at maturity or a default that results in the acceleration of maturity of any other indebtedness of ours or any of our Consolidated Subsidiaries (excluding non-recourse debt) having an aggregate principal amount outstanding of at least $50,000,000, unless the indebtedness is discharged or the acceleration is rescinded or annulled, in each case within 15 days after written notice of default is given to us by the Trustee or the Holders of at least 25% in principal amount of the outstanding debt securities of the series; and

  . certain events of bankruptcy, insolvency and reorganization with respect to us.

   Any additions, deletions or other changes to the Events of Default which will be applicable to a series of debt securities will be described in the prospectus supplement relating to that series of debt securities.

   The indenture provides that the Trustee will, within 90 days after the occurrence of a default with respect to any series of debt securities, provide notice to the Holders of those debt securities of all defaults known to it; provided, however, the Trustee will be protected in withholding notices of defaults other than payment defaults if the Trustee in good faith determines that the withholding of notice is in the interests of the Holders of that series of debt securities. The term "default" for the purpose of this provision means the happening of any of the Events of Default specified above, except that any grace period or notice requirement is eliminated.

   The indenture contains provisions entitling the Trustee to be indemnified by the Holders of the debt securities before proceeding to exercise any right or power under the indenture at the request of Holders of the debt securities.

   The indenture provides that the Holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting proceedings for remedies available to the Trustee or exercising any trust or power conferred on the Trustee in respect of such series, subject to certain conditions.

   In certain cases, the Holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive, on behalf of the Holders of all debt securities of such series, any past default or Event of Default with respect to the debt securities of that series except, among other things, an otherwise uncured payment default relating to any of the debt securities of that series.

   The indenture includes a covenant that we will file annually with the Trustee a certificate of no default or specifying any default that exists.

Modification of the Indenture

   We and the Trustee may, without the consent of the Holders of the debt securities, enter into indentures supplemental to the indenture for one or more of the following purposes, among others:

     (1) to evidence the succession of another Person to us, and the assumption by that successor of our company's obligations under the indenture and the debt securities of any series;

     (2) to add to the covenants of our company, or to surrender any rights or powers of our company, for the benefit of the Holders of debt securities of any or all series;

     (3) to cure any ambiguity, or correct any inconsistency in the indenture or to make any other provisions with respect to matters or questions arising under this indenture;

     (4) to establish the form or terms of any series of debt securities;

     (5) to evidence and provide for the acceptance of any successor Trustee with respect to one or more series of debt securities or to facilitate the administration of the trusts under the indenture by one or more trustees in accordance with the indenture;

     (6) to provide any additional Events of Default; and

     (7) to provide for the issuance of debt securities in bearer, coupon or fully registered form.

   The indenture contains provisions permitting us and the Trustee, with the consent of the Holders of not less than 51% in principal amount of the outstanding debt securities of all series to be affected voting as a single class, to execute supplemental indentures by adding any provisions to or changing or eliminating any of the provisions of the indenture or modifying the rights of the Holders of the debt securities of such series to be affected, except that no such supplemental indenture may, without the consent of the Holders of affected debt securities, among other things:

  . change the fixed maturity of any debt securities;

  . reduce the principal amount of any debt securities; or

  . reduce the rate or extend the time of payment of interest on any debt securities.

The Trustee

   Bank One Trust Company, N.A. is the Trustee under the indenture. The Trustee's affiliate, Bank One, N.A., is a depository for funds and performs other services for, and transacts other banking business with, us or our subsidiaries in the normal course of business.

Governing Law

   The indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Global Securities

   We may issue debt securities in the form of global securities. A global security is a security, typically held by a depositary (e.g., DTC, Euroclear or Clearstream, Luxembourg), that represents the beneficial interests of a number of purchasers of the security. The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the applicable prospectus supplement. We anticipate that the following provisions will apply to all depositary arrangements for global securities.

   We will deposit global securities with the depositary identified in the prospectus supplement. After we issue a global security, the depositary will credit on its book-entry registration and transfer system the respective principal amounts of the debt securities represented by the global security to the accounts of persons that have accounts with the depositary. These account Holders are known as "participants." The underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited; we will designate the accounts if the debt securities are offered and sold directly by us. Only a participant or a person that holds an interest through a participant may be the beneficial owner of a global security. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary and its participants.

   We and the Trustee will treat the depositary or its nominee as the sole owner or Holder of the debt securities represented by a global security. Except as set forth below and in the indenture, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by the global security registered in their names. They also will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or Holders of the debt securities.

   Principal, any premium and any interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security. None of us, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

   We expect that the depositary, upon receipt of any payments, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the depositary's records. We also expect that payments by participants to owners of beneficial interests in the global security will be governed by standing instructions and customary practices, as is the case with the securities held for the accounts of customers registered in "street names," and will be the responsibility of the participants.

   If the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within ninety days, we will issue registered securities in exchange for the global security. In addition, we may at any time in our sole discretion determine not to have the debt securities of any series represented by global securities. In that event, we will issue debt securities of that series in definitive form in exchange for the global securities.

                              PLAN OF DISTRIBUTION

   We may sell the debt securities:

     (1) through agents;

     (2) through underwriters;

     (3) to dealers;

     (4) directly to one or more purchasers; or

     (5) through a combination of any of these methods of sale.

Through Agents

   The debt securities may be sold through agents designated by us. Unless otherwise indicated in a prospectus supplement, the agents will use their best efforts to solicit purchases for the period of their appointment.

Through Underwriters

   If we use underwriters in the sale, the underwriters will acquire the debt securities for their own account. The underwriters may resell the debt securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters' obligation to purchase the debt securities will be subject to certain conditions. The underwriters will be obligated to purchase all the debt securities of the series offered if any of those securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

To Dealers

   If a dealer is used in the sale of debt securities, we will sell the debt securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale.

Direct Sales

   We may also sell the debt securities directly to institutional investors or others. In this case, no underwriters or agents would be involved.

Delayed Delivery Contracts

   We may authorize underwriters, dealers and agents to solicit offers by certain institutional investors to purchase debt securities under contracts providing for payment and delivery on a future date specified in the prospectus supplement. The prospectus supplement will also describe the public offering price for the securities and the commission payable for solicitation of these delayed delivery contracts. Delayed delivery contracts will contain definite fixed price and quantity terms. The obligations of a purchaser under these delayed delivery contracts will be subject to only two conditions:

  . that the institution's purchase of the securities at the time of delivery of the securities is not prohibited under the law of any jurisdiction to which the institution is subject; and

  . that we shall have sold to the underwriters the total principal amount of the offered securities, less the principal amount covered by the delayed delivery contracts.

General Information

   Underwriters, dealers, agents and direct purchasers that participate in the distribution of the debt securities may be underwriters as defined in the Securities Act of 1933, as amended (the "Securities Act"), and any discounts or commissions they receive from us and any profit on the resale of the debt securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents will be identified and their compensation described in a prospectus supplement.

   We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

   Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

   The place and time of delivery of any debt securities will be described in the applicable prospectus supplement.

                                 LEGAL MATTERS

   Certain legal matters relating to the debt securities will be passed upon by Munger, Tolles & Olson LLP, Los Angeles, California, and for the underwriters, if any, by Cravath, Swaine & Moore, New York, New York. Ronald L. Olson, a partner of Munger, Tolles & Olson LLP, is one of our directors. Mr. Olson and those attorneys at Munger, Tolles & Olson LLP who will represent Berkshire Hathaway in this offering of debt securities beneficially own 157 shares of our Class A Common Stock and 347 shares of our Class B Common Stock in the aggregate.

                                    EXPERTS

   The financial statements and related financial statement schedules as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, which are incorporated in this prospectus by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, and have been incorporated in this prospectus, and have been so incorporated in reliance upon the reports of such firm, given upon their authority as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

   The following expenses of this offering will be borne by Berkshire:*

   SEC Registration Fee............................................... $175,000
   Blue Sky Fees and Expenses.........................................    5,000
   Rating Agency Fees.................................................   50,000
   Legal Fees and Expenses............................................   25,000
   Printing and Engraving Fees........................................  100,000
   Fees of Trustees...................................................    5,000
   Accounting Fees and Expenses.......................................    5,000
   Miscellaneous......................................................    5,000
                                                                       --------
     Total............................................................ $370,000
                                                                       ========

--------
* All amounts other than the SEC registration fee are estimated.

Item 15. Indemnification of Directors and Officers

   Section 145 of the General Corporation Law of Delaware empowers Berkshire to indemnify, subject to the standards therein prescribed, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of Berkshire or is or was serving as such with respect to another corporation or other entity at the request of Berkshire. Section 10 of Berkshire's By-Laws provides that Berkshire shall, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, indemnify directors and officers of Berkshire from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section. Additionally, as permitted by said Section and Berkshire's By-Laws, Berkshire has entered into indemnification agreements with each of its directors and officers. The description of such indemnification agreements in paragraphs 2 and 3 of Item 15 of our Registration Statement on Form S-3 (Registration No. 333-41686) filed with the Commission on July 18, 2000 is incorporated herein by reference.

   As permitted by Section 102 of the General Corporation Law of Delaware, Berkshire's Restated Certificate of Incorporation includes as Article Eighth thereof a provision eliminating, to the extent permitted by Delaware law, the personal liability of each director of Berkshire to Berkshire or any of its shareholders for monetary damages resulting from breaches of such director's fiduciary duty of care.

Item 16. Exhibits

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
   1.1   Form of Underwriting Agreement for Debt Securities

   4.1   Form of Indenture

   5.1   Opinion of Munger, Tolles & Olson LLP

         Statement Regarding Calculations of Ratio of Consolidated Earnings to
  12.1    Consolidated Fixed Charges

  23.1   Consent of Deloitte & Touche LLP

  23.2   Consent of Munger, Tolles & Olson LLP (included in Exhibit 5.1)

  24.1   Powers of Attorney (included on signature page)

  25.1   Form T-1 Statement of Eligibility Under Trust Indenture Act of 1939 of
          Bank One Trust Company, N.A relating to the Indenture

Item 17. Undertakings.

   The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

  provided, however, that subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on May 21, 2001.

                                          BERKSHIRE HATHAWAY INC.

                                                  /s/ Marc D. Hamburg
                                          By: _________________________________
                                                      Marc D. Hamburg
                                                  Vice President and Chief
                                                     Financial Officer

   Each of the undersigned hereby constitutes and appoints Warren E. Buffet, Charles T. Munger and Marc D. Hamburg or any one of them, each with full power of substitution and resubstitution, such person's true and lawful attorney-in-fact and agent, in such person's name and on such person's behalf, in any and all capacities, to sign any and all amendments to this Registration Statement, including any post-effective amendments, and any subsequently filed registration statement, including any amendments thereto, for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                           Title                 Date
             ---------                           -----                 ----

     /s/ Warren E. Buffett           Chairman of the Board, Chief  May 21, 2001
____________________________________  Executive Officer, and
         Warren E. Buffett            Director (principal
                                      executive officer)

      /s/ Marc D. Hamburg            Vice President and Chief      May 21, 2001
____________________________________  Financial Officer
          Marc D. Hamburg             (principal financial
                                      officer)

     /s/ Daniel J. Jaksich           Controller (principal         May 21, 2001
____________________________________  accounting officer)
         Daniel J. Jaksich

     /s/ Charles T. Munger           Vice-Chairman of the Board    May 21, 2001
____________________________________  and Director
         Charles T. Munger

      /s/ Susan T. Buffett           Director                      May 21, 2001
____________________________________
          Susan T. Buffett

      /s/ Malcolm G. Chace           Director                      May 21, 2001
____________________________________
          Malcolm G. Chace

     /s/ Walter Scott, Jr.           Director                      May 21, 2001
____________________________________
         Walter Scott, Jr.

             Signature                           Title                 Date
             ---------                           -----                 ----

     /s/ Howard G. Buffett           Director                      May 21, 2001
____________________________________
         Howard G. Buffett

      /s/ Ronald L. Olson            Director                      May 21, 2001
____________________________________
          Ronald L. Olson

                                 EXHIBIT INDEX

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
   1.1   Form of Underwriting Agreement for Debt Securities

   4.1   Form of Indenture

   5.1   Opinion of Munger, Tolles & Olson LLP

         Statement Regarding Calculations of Ratio of Consolidated Earnings to
  12.1    Consolidated Fixed Charges

  23.1   Consent of Deloitte & Touche LLP

  23.2   Consent of Munger, Tolles & Olson LLP (included in Exhibit 5.1)

  24.1   Powers of Attorney (included on signature page)

  25.1   Form T-1 Statement of Eligibility Under Trust Indenture Act of 1939 of
          Bank One Trust Company, N.A relating to the Indenture